Exhibit 10.6

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made as of the 6th day of December, 2012 by and between Liquid Holdings Group, LLC, a Delaware limited liability company (“Holdings” or the “Employer”), and Brian Storms (the “Executive”). Holdings, any direct or indirect wholly-owned subsidiary of Holdings, and any other affiliate company of the foregoing are sometimes referred to herein individually as a “Liquid Company” and collectively as the “Liquid Company Group”.

BACKGROUND

WHEREAS, Holdings desires to employ Executive as the Chief Executive Officer of Holdings; and

WHEREAS, Holdings has determined that it is in its best interests to enter into this Agreement setting forth the obligations and duties of Holdings and the Executive (individually, a “Party” and together, the “Parties”) and that this Agreement shall supersede all previous agreements between the Parties with respect to the subject matter contained herein; and

WHEREAS, the Employer wishes to employ the Executive for the period hereinafter provided, and the Executive is willing to be employed by the Employer for said period, upon the terms and conditions provided in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1. Employment. The Employer hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Employer, on the terms and conditions set forth herein.

2. Term. Subject to the provisions for earlier termination as hereinafter provided, the term of this Agreement will begin on December 1, 2012 (the “Effective Date”) and will continue until the second anniversary of the Effective Date (the “Initial Term of Employment”). This Agreement will be automatically renewed for successive one (1) year terms (each, a “Renewal Term”) unless either Employer or Executive sends written notice of termination to the other Party not less than sixty (60) days prior to the expiration of the Initial Term of Employment or any Renewal Term thereof. The Initial Term of Employment together with any Renewal Term(s) will hereinafter be referred to as the “Term of Employment.”

3. Position and Duties; Place of Performance.

(a) The Executive will serve as Chief Executive Officer of Holdings, and in such role Executive shall have such duties, responsibilities and authority customarily possessed by an executive in such position (subject to the input, direction and oversight of the board of managers of Holdings (the “Board”), together with such other duties as may reasonably be assigned from time-to-time by the Board. During the entire Term of Employment, the Executive will also be a member of the Board and the Executive Committee.

(b) The Executive will devote his full business time and best efforts to his employment and perform diligently his duties hereunder; provided, the Executive may (i) serve on the board of other for profit or non-profit entities, (ii) deliver lectures and fulfill speaking engagements and (iii) manage the Executive’s personal investments, so long as such activities do not significantly interfere with the performance and fulfillment of the Executive’s duties and responsibilities as an employee of Holdings in accordance with this Agreement and, in the case of the activities described in clause (i) of this proviso, such activities will be conditioned upon consent by the Board. Executive’s principal place of work shall be located at Holdings’ principal office in Manhattan, New York.

(c) Executive shall at all times comply with, and be subject to, such reasonable policies, procedures, rules and regulations as the Employer may establish and maintain in effect from time to time, including the Employer’s Code of Conduct (collectively, the “Policies”).

4. Compensation.

(a) Base Salary. The Executive will receive from the Employer an annual base salary of Two Hundred Fifty Thousand dollars ($250,000) (the “Base Salary”), payable in accordance with the standard practice of the Employer in the payment of salaries of its employees but no less frequently than monthly. The Board will review the Base Salary from time to time, and may, in its sole and absolute discretion, increase the Base Salary. The Executive’s Base Salary may not be reduced. The Base Salary shall automatically increase to $500,000.00 per year (or greater, at the discretion of the Board) on the earlier of: (i) the date on which Holdings completes an Initial Public Offering or (ii) April 1, 2013. For purposes of this Agreement, an Initial Public Offering shall mean the listing of the Employer’s equity securities for public trading on a regulated exchange.

(b) Annual Bonus. During the Term of Employment, the Executive shall be eligible to receive an annual performance bonus for each fiscal year of the Employer at the discretion of the Employer, payable in cash (each an “Annual Bonus”), which shall be determined in accordance with criteria established by the Board or any compensation committee appointed by the Board.

(c) Incentive Compensation Awards. The Executive shall be entitled to participate in any equity-based compensation plan (or similar substitute equity incentive plan) of the Employer as determined by the Board in amounts and on terms no less favorable than with respect to any other executive of the Employer.

(d) RSU Grants. The Executive shall be entitled to receive RSUs in an amount equal to 4% of the outstanding Common Units (as that term is defined in the Company’s Limited Liability Company Agreement) of the Company as of the Effective Date. The RSUs will be granted as of the Effective Date (or as soon as practicable thereafter) and one-third (1/3) of such RSUs will vest on January 1, 2013. Another one-third (1/3) of the RSUs will vest on the date that is one year following the Effective Date, and the final one-third (1/3) of the RSUs will vest on the date that is two years following the Effective Date. Upon termination of the Executive’s employment with the Company, the Exceutive will retain all unvested RSUs, unless the Executive’s employment is terminated for Cause (as defined below), in which case all unvested RSUs will be forfeited.

(e) Executive Benefits

(i) Executive will also be provided with such medical, insurance and other employee privileges and benefits (“Benefits”) as are afforded to other executive employees of the Employer.

(ii) The Employer may, at its election and for its benefit, obtain insurance against the disability, accidental loss or death of the Executive (e.g. “Key Man Insurance”) and the Executive shall submit to such physical examinations and supply such information as may be reasonably required in connection with the obtainment thereof.

(f) Expenses. The Executive will be entitled to prompt reimbursement by the Employer for all reasonable out-of-pocket expenses incurred by him in performing services under this Agreement, upon submission of such records as required by the Employer.

(g) Vacation. The Executive shall be entitled to paid vacation of four (4) weeks per year and such other paid absences in accordance with Policies as in effect for other senior executives of the Employer.

5. Termination of Employment. Executive shall be an at-will employee of the Employer and, subject only to the terms of this Agreement, Executive’s employment may be terminated for any reason or no reason and at any time, including, without limitation, under the following circumstances:

(a) Death. The Executive’s employment shall be terminated upon his death.

(b) Disability. The Executive’s employment may be terminated by the Employer due to illness or other physical or mental disability of the Executive, resulting in his inability to perform substantially his duties under this Agreement for a period of ninety (90) or more consecutive days or for one hundred eighty (180) days in the aggregate during any consecutive twelve (12) month period (“Disability”).

(c) Cause. The Executive’s employment may be terminated by the Employer for Cause. For purposes of this Agreement, the Employer will have “Cause” to terminate the Executive’s employment upon:

(i) the Executive’s conviction or plea of nolo contendere for any felony;

(ii) the Executive’s commission of any act of embezzlement, theft, or fraud, or any misappropriation by the Executive of funds or property of any Liquid Company, or any other willful misconduct or deliberate injury to any Liquid Company in the performance of his duties hereunder;

(iii) the Executive’s willful failure to correct, cease or otherwise alter any act or omission that, directly or indirectly, could reasonably be expected to have a material adverse effect on the business or operations of any Liquid Company, in each case where such failure shall continue beyond a period of fifteen (15) calendar days immediately following Executive’s receipt of written notice from the Board;

(iv) the Executive’s intentional failure to perform his duties or carry out lawful directions of the Board; or

(v) the Executive’s willful material breach of any provision of this Agreement or any other agreement between the Executive and any Liquid Company, in each case where such breach shall continue beyond a period of fifteen (15) calendar days immediately following Executive’s receipt of written notice from the Board thereof.

Any termination for Cause shall be effectuated by giving the Executive written notice setting forth in reasonable detail the specific conduct of the Executive that constitutes Cause and the specific provision(s) of this Agreement on which the Employer relied.

Any termination for Cause will not be in limitation of any other right or remedy the Employer has under this Agreement or otherwise. In the event that the Executive’s employment is terminated by the Employer for Cause, any amount due to the Executive under Section 6 below may be offset to the extent of any losses resulting, directly or indirectly, to the Liquid Company Group from Executive’s conduct resulting in the for Cause termination.

(d) Termination by Executive for Good Reason. The Executive’s employment may be terminated by the Executive for “Good Reason.” For the purposes of this Agreement, the Executive will have “Good Reason” to terminate his employment upon:

(i) any reduction in Executive’s Base Salary;

(ii) the assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including, without limitation, status, office, title and reporting chain), authority, duties or responsibilities hereunder, or any other action that results in a material diminution in any such position, duties, authority or responsibilities hereunder;

(iii) any change in Executive’s principal place of work to a location outside Manhattan, New York without the prior written consent of Executive; or

(iv) any other material breach by the Employer of this Agreement, where the breach shall continue beyond a period of fifteen (15) calendar days immediately following the Board’s receipt of written notice from the Executive thereof.

A termination of employment by the Executive for Good Reason shall be effectuated by giving the Employer written notice (“Notice of Termination for Good Reason”), not later than 60 days following the occurrence of the circumstance that constitutes Good Reason, setting forth in reasonable detail the specific conduct of the Employer that constitutes Good Reason and the specific provision(s) of this Agreement on which Executive relied. The Employer shall be entitled, during the 30-day period following receipt of a Notice of Termination for Good Reason, to cure the circumstances that gave rise to Good Reason, provided that the Employer shall be entitled to waive its right to cure or reduce the cure period by delivery of written notice to that effect to Executive (such 30-day or shorter period, the “Cure Period”). If, during the Cure Period, such circumstance is remedied, Executive will not be permitted to terminate employment for Good Reason as a result of such circumstance. If, at the end of the Cure Period, the circumstance that constitutes Good Reason has not been remedied, Executive will be entitled to terminate employment for Good Reason during the 30-day period that follows the end of the Cure Period. If Executive does not terminate employment during such 30-day period, Executive will not be permitted to terminate employment for Good Reason as a result of such event.

6. Compensation Upon Termination.

(a) If the Executive’s employment is terminated as a result of the Executive’s death or Disability, he, or his estate, will be entitled to:

(i) any Base Salary earned but not yet paid;

(ii) continuation of the Base Salary (the “Severance Payments”) for the period from the date of termination or expiration and for an additional two (2) months (the “Severance Period”).

(iii) reimbursement in accordance with this Agreement of any business expense incurred by the Executive but not yet paid; and

(iv) other compensation or Benefits accrued and earned by the Executive through the date of his death or Disability in accordance with applicable plans and programs of the Employer.

(b) If the Executive’s employment is terminated by the Employer for Cause, or by the Executive for other than Good Reason, the Executive will be entitled to:

(i) any Base Salary earned but not yet paid;

(ii) reimbursement in accordance with this Agreement of any business expense incurred by the Executive but not yet paid; and

(iii) other compensation or Benefits accrued and earned by the Executive through the date of his termination, in accordance with applicable plans and programs of the Employer.

(c) If the Executive’s employment is terminated by the Employer without Cause, or terminated by the Executive for Good Reason, the Executive will be entitled to:

(i) any Base Salary earned but not yet paid;

(ii) continuation of the Base Salary (the “Severance Payments”), at the rate in effect on the date of his termination of employment (determined without regard to any reduction constituting Good Reason) and, subject to Section 6(d), payable to the Executive in accordance with the Employer’s standard payroll procedures, for the period of sixty (60) days from the date of termination (the “Severance Period”);

(iii) reimbursement in accordance with this Agreement of any business expenses incurred by the Executive but not yet paid to him on the date of his termination of employment;

(iv) other compensation or Benefits accrued and earned by the Executive through the date of his termination, in accordance with applicable plans and programs of the Employer; and

(v) continuation of Benefits that are made available to executive employees of the Employer in general in accordance with applicable plans and programs of the Employer until the expiration of the Severance Period.

(d) Any amounts due under this Section 6 are in the nature of severance payments or liquidated damages or both, and will fully compensate the Executive and his dependents or beneficiaries, as the case may be, for any and all direct damages and consequential damages that any of them may suffer as a result of lawful termination of the Executive’s employment, and they are not in the nature of a penalty. In order to receive any of the Severance Payments, prior to the payment of such amounts, Executive shall execute and agree to be bound by a release of claims substantially in the form attached hereto as Exhibit A within sixty (60) days after the date of termination of the Executive’s employment. Any Severance Payments due prior to the sixtieth day after the date of the Executive’s termination of employment shall be payable on the first payroll date following such sixtieth day and the remaining Severance Payments shall be made in accordance with the Employer’s standard payroll schedule. The Employer shall tender the release of claims to the Executive within fifteen (15) days following the date of his termination of employment and, upon any failure of the Employer to so tender such release within such time period, the Executive’s obligation to provide such release in order to receive the Severance Payments shall cease to apply.

(e) The Executive shall not be required to seek other employment or attempt in any way to mitigate or reduce the amounts payable to him under this Section 6 and such amounts shall not be reduced by any compensation earned by the Executive subsequent to the termination of his employment with the Employer.

(f) For the avoidance of doubt, Executive will not be entitled to a Severance Payment as a result of the Employer’s election not to renew this Agreement pursuant to Section 2.

(g) Upon the Executive’s termination of employment with Employer, the Executive’s employment with any other Liquid Company shall terminate and, if requested by the Board, the Executive shall immediately resign from all other positions with any Liquid Company.

7. Non-Competition & Other Covenants.

(a) The Executive acknowledges that he has had or will have unlimited access to the confidential information and business methods relating to the Liquid Company Group’s business and operations and that the Employer would be irreparably injured and the goodwill of the Employer would be irreparably damaged if the Executive were to breach the covenants set forth in this Section 7. The Executive further acknowledges that the covenants set forth in this Section 7 are reasonable in scope and duration and do not unreasonably restrict the Executive’s association with other business entities, either as an employee or otherwise as set forth herein.

(b) During the Term of Employment and upon termination of the Executive’s employment or non-renewal of this Agreement pursuant to Section 2, for one (1) year thereafter (the “Noncompete Period”), the Executive must not in North America, or in any foreign country in which the Liquid Company Group is, as of the date of termination, conducting business or has taken significant steps to commence conducting business, directly or indirectly, whether as an individual on the Executive’s own account, or as a shareholder, partner, member, joint venturer, director, officer, employee, consultant, creditor and/or agent, of any person, firm or organization or otherwise:

(i) own, manage, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity or otherwise engage in any business that is engaged in the Business, as described in Section 7(d);

(ii) employ, or solicit for employment, other than by means of general advertising to the public, any present, former or future employee of any Liquid Company that is employed by a Liquid Company during the Term of Employment; or

(iii) affirmatively induce, other than by means of general advertising to the public, any person who is a present or future employee, officer, agent, affiliate or customer of any Liquid Company during the Term of Employment to terminate his, her or its relationship with such Liquid Company.

(c) Notwithstanding anything herein to the contrary, the Executive will be permitted to own shares of any class of capital stock or other equity interests of any publicly held entity so long as the aggregate holdings of the Executive represent less than five percent (5%) of the outstanding shares of such class of capital stock or equity.

(d) For purposes of Section 7, the “Business” shall mean:

(i) Operation of a so-called “Mini Prime Brokerage” that services hedge funds with less than $50 million of assets under management with a variety of services including capital introduction, execution services, office space, and technology;

(ii) Operation of FINRA-registered broker dealer or NFA-registered Futures Commission Merchant; or

(iii) Operation of a commercial “front end” trading technology company and/or “risk management” technology company engaged in selling/licensing “front end” trading systems and/or “risk management” systems to traders or firms and receiving remuneration for the license. A “front end” is a program that enables a trader to enter orders to a single or multiple exchanges on a manual basis. A “risk management” system is used to evaluate and quantify risk of traders’ and/or firms’ trading exposure.

(e) Notwithstanding the foregoing, Section 7 shall not preclude the Executive from (i) forming or operating his own hedge fund, (ii) working at or managing a hedge fund (except for any such fund that has a controlling interest, directly or indirectly, in any entity engaged in the Business), (iii) trading for his own account (individually or within a partnership construct), (iv) creating a technology company which does not operate in the financial services space, is not engaged in the Business and does not otherwise compete with any member of the Liquid Company Group, and/or (v) creating technology that will support his personal trading, which technology will not be sold, resold or licensed; provided that in all cases Executive shall continue to be bound by the terms and conditions set forth in the Proprietary Rights Agreement (as defined below).

(f) Non-Disparagement Restrictions. Each of the Executive and the Employer covenants and agrees that during the Noncompete Period, such Party will not, directly or indirectly, either in writing or by any other medium, make any disparaging, derogatory or negative statement, comment or remark about the other party or any of its affiliated companies, or any of their respective officers, directors, employees, affiliates, subsidiaries, successors and assigns, as the case may be; provided, however, that either Party may make such statements, comments or remarks as are necessary to comply with law.

8. Rights and Remedies Upon Breach.

(a) The Executive expressly agrees and understands that the remedy at law for any breach by the Executive of Section 7 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of the Executive’s violation of Section 7, the Employer will be entitled, among other remedies, to injunctive relief and may obtain a temporary restraining order restraining any threatened or further breach. Nothing in this Section 8(a) will be deemed to limit the Employer’s remedies at law or in equity for any breach by the Executive of any of the provisions of this Agreement which may be pursued or availed of by the Employer.

(b) In the event any court of competent jurisdiction determines that the specified time period or geographical area set forth in Section 7 is unreasonable, arbitrary or against public policy, then a lesser time period or geographical area that is determined by the court to be reasonable, non-arbitrary and not against public policy may be enforced.

(c) In the event the Employer has successfully asserted in a formal legal action that the Executive is violating any legally enforceable provision of Section 7 as to which there is a specific time period during which the Executive is prohibited from taking certain actions or engaging in certain activities, then, in such event the violation will toll the running of the time period from the date of the assertion until the violation ceases.

9. Executive’s Representations & Warranties. Executive represents and warrants to the Employer and Holdings as follows:

(a) Executive is not now, and will not become during the Term of Employment, a party to or otherwise subject to any other agreement or restriction that could interfere with his employment with the Employer or his or the Employer’s rights and obligations hereunder. Executive’s acceptance of employment with the Employer and the performance of his duties hereunder will not breach the provisions of any contract, agreement, or understanding to which he is party or any duty owed by him to any other third party, including, without limitation, any non-competition agreement, non-solicitation agreement, or confidentiality agreement.

(b) Executive: (i) is not subject to an order of the United States Securities and Exchange Commission (the “SEC”) issued under Section 203(f) of the Investment Advisers Act of 1940 (the “Act”); (ii) has not been found by the SEC to have engaged in, and has not been convicted of engaging in, any of the conduct specified in Section 203(e)(1), (5) or (6) of the Act; and (iii) is not subject to an order, judgment or decree described in Section 203(e)(4) of the Act. Executive has not been convicted within the last 10 years of any felony or misdemeanor.

10. Assignability; Binding Nature. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors, heirs and personal representatives (in the case of the Executive in the event of his death or Disability) and permitted assigns. The Executive’s heirs and personnel representatives are intended third party beneficiaries hereunder. No rights or obligations of the Employer under this Agreement may be assigned or transferred by the Employer without the prior written consent of the Executive, except that such rights or obligations may be assigned or transferred pursuant to (a) a merger or consolidation in which an Employer is not the continuing entity, or (b) a sale or liquidation of all or substantially all of the assets of the Liquid Company Group, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Liquid Company Group and such assignee or transferee assumes the liabilities, obligations and duties of the Liquid Company Group, as contained in this Agreement, either contractually or as a matter of law. No obligations of the Executive under this Agreement may be assigned or transferred by the Executive.

11. Indemnification; Directors and Officers Insurance. The Employer agrees that in connection with the Executive’s service to the Employer pursuant hereto, the Executive shall be entitled to the benefit of any indemnification provisions in the Employer’s Limited Liability Company Agreement and/or any of its affiliated companies and any director and officer liability insurance coverage carried by the Employer and/or any of its affiliated companies, if any. The Employer shall take no action to amend or revise the provisions in its Limited Liability Company Agreement that would reduce or impair the right of the Executive to indemnification thereunder.

12. Entire Agreement. This Agreement, together with the Form of Release attached hereto as Exhibit A and the Confidentiality and Proprietary Rights Assignment Agreement attached hereto as Exhibit B (the “Proprietary Rights Agreement”), contains the entire understanding of the Parties with regard to its subject matter and supersedes all prior agreements and understandings between the Parties with regard to their subject matter.

13. Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by both the Executive and authorized officers of the Employer and Holdings. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party will be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or authorized officers of the Employer and Holdings, as the case may be.

14. Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

15. Survivorship. The respective rights and obligations of the Parties and third party beneficiaries hereunder will survive any termination of the Executive’s employment with the Employer to the extent necessary to the intended preservation of such rights and obligations as described in this Agreement.

16. Dispute Resolution. In the event that the Parties are unable to resolve any controversy or claim arising out of or in connection with this Agreement or breach hereof, such dispute shall be submitted to binding arbitration through the Financial Industry Regulatory Authority. The Parties agree that each will bear their own costs and attorneys’ fees and the arbitrator shall not have authority to award attorneys’ fees or costs to any Party. The arbitrator shall have no power or authority to make awards or orders granting relief that would not be available to a Party in a court of law. The arbitrator’s award is limited by and must comply with this Agreement. The decision of the arbitrator shall be final and binding on the Parties. Notwithstanding the foregoing, no claim or controversy for injunctive or equitable relief contemplated by or allowed under applicable law pursuant to Section 8 above or the Proprietary Rights Agreement will be subject to arbitration under this Section 16, but will instead be subject to determination in a court of competent jurisdiction applying New York law, consistent with Sections 17, 18 and 19 of this Agreement, where either party may seek injunctive or equitable relief.

17. Applicable Law. The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the laws that might be applied under principles of conflicts of law.

18. Consent to Jurisdiction. Any legal action, suit, or proceeding arising out of or relating to this Agreement may only be instituted in a state or federal court in the State of New York, and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit, or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit, or proceeding.

19. Waiver of Jury Trial. THE PARTIES HEREBY KNOWINGLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION LITIGATED IN ANY COURT BASED UPON, WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT AND ANY AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

20. Miscellaneous.

(a) The Employer shall withhold all applicable federal, state and local taxes, social security and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to Executive.

(b) Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the compensation and benefits set forth herein either shall either be exempt from the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) or shall comply with the requirements of such provision.

(c) Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon or following a termination of Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A shall be delayed and paid or provided, without interest, on the earlier of (i) the first business day after the date which is six months after Executive’s “separation from service” (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of Executive’s death.

(d) After the Executive’s termination of employment, the Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Employer.

(e) Notwithstanding any other provision of this Agreement to the contrary, in the event, and to the extent that, the provision or reimbursement of costs incurred in connection with any post-termination welfare benefits provided under this Agreement results in the deferral of compensation within the meaning of Section 409A of the Code because the benefits are outside the scope of Section 1.409A-1(b)(9)(v) of the Treasury Regulations and result in the deferral of compensation within the meaning of Section 409A of the Code, then the reimbursement or provision of such benefits shall be subject to the requirements of Section 1.409A-3(i)(1)(iv) of the Treasury Regulations, and (1) reimbursements or benefits shall be provided only during the applicable period specified in the Agreement, (2) the amount of expenses eligible for reimbursement or the benefits provided in kind during a particular calendar year shall not affect the expenses eligible for reimbursement or the in kind benefits to be provided in any other calendar year, (3) the reimbursement of any eligible expense shall be made on or before December 31 of the year following the year in which the expense was incurred provided reasonable documentation of such expense is submitted to the Employer within ninety (90) days after the date any such expense was incurred, and (4) the Executive’s right to reimbursement or the provision of in-kind benefits shall not be subject to liquidation or exchange for another benefit.

21. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 21):

If to Holdings:	800 Third Avenue, 39th Floor New York, NY 10022 Attention: Brian Ferdinand, President Telephone: (212) 659-4160 E-mail: bferdinand@liquidholdingsgroup.com

with a copy to:	Eduardo Gallardo Gibson Dunn & Crutcher 200 Park Avenue New York, New York 10166 Telephone: (212) 351-3847 Facsimile: (212) 351-5245 E-mail: egallardo@gibsondunn.com

If to the Executive:	Brian Storms 800 Third Avenue, 39th Floor New York, NY 10022 Telephone: (212) 293-2693 E-mail: bstorms@liquidholdingsgroup.com

with a copy to:	Martin O’Connor Telephone: (908) 354-5660 E-mail: mboc@ocomo.com

22. Headings. The section and other headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

23. Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall be deemed to be one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Executive Employment Agreement as of the date first above written.

LIQUID HOLDINGS GROUP, LLC

By:	/s/ Brian Ferdinand
Name:	Brian Ferdinand
Title:	President

EXECUTIVE:

/s/ Brian Storms
Brian Storms

Signature Page to

Executive Employment Agreement

EXHIBIT A

FORM OF RELEASE

EXHIBIT B

CONFIDENTIALITY AND PROPRIETARY RIGHTS ASSIGNMENT AGREEMENT